EXHIBIT 11.


                                 ENDOCARE, INC.
                       CALCULATION OF EARNINGS PER SHARE


                                                                Year Ended
                                                             December 31, 1996
                                                             -----------------
Net loss                                                     $     (1,531,448)
                                                             =================


Weighted average number of common shares
     outstanding during the period                                  5,634,561
                                                             =================



Primary net loss per share                                            $  (.27)
                                                                      ========

Fully diluted net loss per share                                      $  (.27)
                                                                      ========




    Notes: Earnings per share data is not presented for 1995 because ENDOcare was operating as a division of Medstone International, Inc.
              at that time.

              The effect of potential exercise of common stock options is not included in these calculations because such effect would be anti-dilutive.





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